Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 13, 2008, with respect to the financial statements of North American Royalty Corp. for the year ended December 31, 2006 and the period from inception on December 30, 2005 through December 31, 2005.

/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP

Dallas, Texas

February 13, 2008